Exhibit 4.25.5

Execution version

GLOBAL LNG SAS and TOTAL GAS & POWER LIMITED, London, Meyrin - Geneva Branch and AND SRV JOINT GAS LTD.
Deed of novation AND AMENDMENT

THIS DEED is made on 20 December 2019

BETWEEN:

(1)	GLOBAL LNG SAS, a French société par actions simplifiée, whose registered office is located at 1, passerelle des Reflets, 92400 Courbevoie (France), registered with the trade and companies register of Nanterre under number 833 285 877 RCS Nanterre (the "Original Party");

(2)	TOTAL GAS & POWER LIMITED, a company incorporated under the laws of England, with registered office at 10 Upper Bank Street, Canary Wharf, London E14 5BF (UK company number 02172239), trading through its branch office TOTAL GAS & POWER LIMITED, London, Meyrin – Geneva Branch, registered under number CHE-309.541.427 and located at Route de l'Aéroport 10, 1215 Geneva, Switzerland ("TGPL"); and

(3)	SRV JOINT GAS LTD., a company incorporated under the laws of the Cayman Islands with registered address at Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands, and with correspondence address at c/o Höegh LNG AS, Drammensveien 134 NO-0277, Oslo, Norway (the "Owner")

(also referred to hereinafter collectively as the "Parties").

INTRODUCTION:

(A)	The Original Party and the Owner are parties to that certain time charter party agreement originally dated 20 March 2007 in respect of the Vessel named NEPTUNE, (as amended and/or supplemented from time to time, the "Charter"). Each of TGPL and the Original Party is a wholly-owned subsidiary of Total S.A.

(B)	The Total group of companies has decided to transfer on 1st September 2019 its LNG trading activity (the "LNG Business") to TGPL in Geneva, including inter alia LNG sale and purchase agreements, charterparty agreements and LNG regasification capacity contracts entered into by the Original Party (the "Transfer").

(C)	With effect from Effective Date, the Original Party will transfer by novation to TGPL, and TGPL wishes to accept the transfer, by novation, of the Charter.

(D)	With effect from the Effective Date, the Owner will accept the transfer by novation of, and to accept TGPL as its counterparty to, the Charter

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	For the purposes of this deed of novation and amendment (this "Deed"), including its recitals, the capitalised terms used herein shall have the meanings ascribed to them below:

"Comfort Letter" means a comfort letter to be provided by Total in the form set out in Appendix II of this Deed.

"Facility Agreement" means a facility agreement originally dated 20 December 2007 (as amended from time to time) and made between, amongst others, (i) the Owner as Borrower, (ii) certain banks and financial institutions as lenders and (iii) DNB Bank ASA (formerly known as DNB Nor Bank ASA) as agent (the "Agent") and security trustee.

"Information Sharing Letter" means the information sharing letter to be provided by Total set out in Appendix III of this Deed.

"Original Comfort Letter" means the comfort letter dated 13 July 2018 provided to the Owner by Total.

"Original Ownership Undertaking" means the letter of undertaking dated 13 July 2018 provided to the Owner by Total.

"Original Owner's Guarantee" means the owner's guarantee dated 25 March 2010 provided by the Owner's Guarantors to the Original Party.

"Owner's Guarantee" means the guarantee provided by the Owner's Guarantors to TGPL.

"Ownership Undertaking" means the letter of undertaking to be provided to the Owner by Total in the form set out in Appendix I of this Deed.

"Total" means Total S.A.

1.2	Unless defined otherwise, words and expressions used in the Charter shall have the same meaning when used in this Deed.

1.3	The headings in this Deed do not affect its interpretation.

1.4	References in this Deed to any contract, document or other instrument of any kind (including this Deed) are to that contract, document or other instrument as amended, assigned, novated, restated or replaced from time to time.

1.5	References in this Deed to any statute, ordinance or other law include all regulations and other instruments and all consolidations, amendments, re-enactments or replacements of such statute, ordinance or other law.

2.	CONDITIONS PRECEDENT

2.1.1	The terms of section 3 of this Deed shall become effective on the date on which all of the following conditions precedent have been satisfied:

(a)	Total having issued to the Owner the Ownership Undertaking in replacement of the Original Ownership Undertaking previously provided to Owner;

(b)	Total having issued to the Owner the Comfort Letter in replacement of the Original Comfort Letter previously provided to the Owner;

(c)	TGPL having issued to the Owner, the Information Sharing Letter;

(d)	The Owner's Guarantors having issued to TGPL the Owner's Guarantee in replacement of the Original Owner's Guarantee previously provided to the Original Party;

(e)	The Owner having received, to its satisfaction, evidence of signing authorities from each of the Original Party, TGPL and Total authorising entry into this Deed, the Information Sharing Letter, Ownership Undertaking and the Comfort Letter;

(f)	TGPL receiving, to its satisfaction, evidence of signing authority of the Owner and the Owner's Guarantors authorising entry into this Deed and the Owner's Guarantee; and

(g)	the Agent confirming in writing to the Owner the consent of the Majority Lenders (as defined in the Facility Agreement) to the transfer by novation of the Time Charter.

where the date on which the above conditions precedent have been satisfied shall be the "Effective Date".

2.1.2	Promptly upon the satisfaction of the conditions precedent under section 2.1.1(d) and (f), the Original Party shall notify the Owner of such satisfaction. Promptly upon the satisfaction of the conditions precedent under section 2.1.1(a)-(c), (e) and (g), the Owner shall notify the Original Party of such satisfaction.

3.	NOVATION

3.1	With effect from the Effective Date, the Original Party:

(a)	transfers by novation to TGPL, and TGPL assumes, all of the Original Party's rights, title, benefits, interest, claims and all of the Original Party's obligations and liabilities, under the Charter, in each case, whether arising before, on or after the Effective Date; and

(b)	shall cease to be a party to the Charter for all purposes and TGPL shall become a party to the Charter in place of the Original Party.

3.2	With effect from the Effective Date, TGPL:

(a)	undertakes to perform, discharge and observe all obligations and liabilities of the Original Party under the Charter that would, but for this Deed, fall to be performed, discharged or observed by the Original Party; and

(b)	agrees to be bound by all the provisions of the Charter by which the Original Party would, but for this Deed, be bound.

in each case, whether arising before, on or after the Effective Date, as if TGPL was named in the Charter in place of the Original Party.

3.3	With effect from the Effective Date, the Owner:

(a)	unconditionally releases and discharges the Original Party from complying with, discharging and performing the Charter, and from all liabilities, claims and demands howsoever arising under or in connection with the Charter and whether in contract, tort or otherwise and, in each case, whether arising before, on or after the Effective Date;

(b)	accepts the compliance, discharge and performance by TGPL of the Charter, and the assumption by TGPL of such liabilities, claims and demands, in place of the Original Party; and

(c)	agrees that TGPL shall be entitled to all rights, powers, interests and benefits under the Charter that would, but for this Deed, subsist in favour of, or be exercisable by, the Original Party as if TGPL were named in the Charter in place of the Original Party.

3.4	Subject to section 2, the Owner, TGPL and the Original Party agree that this Deed constitutes all actions, confirmations, consents and undertakings required by any of Owner, TGPL and the Original Party under the Charter for the purposes of giving effect to the novation.

4.	Representations

Each Party warrants to the other Parties that the following statements are, as of the Effective Date, true and accurate:

4.1	it is duly incorporated under the laws of its country of incorporation and has full power and authority to enter into and perform its obligations under this Deed;

4.2	the execution, delivery and performance by it of this Deed has been duly authorized by all necessary corporate actions and does not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents; and

4.3	neither the execution, delivery and performance by it of this deed requires the consent or approval of, or the giving of notice to, the registration with, or the taking of any other action in respect of any governmental authority or agency, except those which have been obtained and are in full force and effect.

5.	Amendments

On and from the Effective Date, the Parties agree that:

5.1	the definition of "Ownership Undertaking" in Clause 1 of the Charter shall be amended to read:

""Ownership Undertaking" means the letter of undertaking provided by Total S.A. in the form set out in Schedule IX."

5.2	the form of Ownership Undertaking set out in Schedule IX of the Charter shall be replaced in its entirety by the form of Ownership Undertaking set out as Appendix 1 to this Deed.

5.3	Clause 21(a)(i) of the Charter shall be deleted in its entirety and shall be replaced with the following:

"(i) the Charterer may sub-charter the Vessel by time or voyage charter (each a "Sub-Charter") at any time to any person (a "Sub-Charterer") without Owner's consent provided that, as a condition to such sub-chartering, such Sub-Charterer undertakes in form and substance satisfactory to Owner that:

(1)	in the case of:

(A) Sub-Charters of 12 months or more; or

(B) Sub-Charterers that are Affiliated Companies of Charterer,

such Sub-Charterer's rights are subject and subordinate to Owners' rights under this Charter;

(2)	any Sub-Charter will include wording consistent with Article 1.6(b) of the Consent & Agreement set forth at Schedule VII; and

(3)	such Sub-Charterer shall not assert any claim against Owner or Owners' financiers for wrongful interference with its rights (or any similar or equivalent claim) in respect of any actions taken by Owner or Owner's financiers in compliance with this Charter and/or the Consent & Agreement (as the case may be).

The Charterer shall always remain responsible for due fulfilment of this Charter notwithstanding any sub-chartering. Any other sub-chartering shall require Owner's prior written consent".

5.4	Article 1.6 of the form of Consent and Agreement set out in Schedule VII of the Charter shall be deleted in its entirety and shall be replaced with the following:

"1.6 Assignment, Transfer, Sub-chartering: The Charterer agrees that in the event the Charterer sub-charters the Vessel (each, a "Sub-Charter") to any person permitted in accordance with the terms of the Charter (each a "Sub-Charterer"), the Charterer shall procure that:

(a)	such Sub-Charterer shall not assert a claim against the Finance Parties or any of them for wrongful interference with it rights (or any similar or equivalent claim) in respect of any actions taken by the Finance Parties or any of them which are in compliance with this Consent, and to procure that such undertaking by such Sub-Charterer is included in the terms of the relevant Sub-Charter entered into between the Charterer and such person; and

(b)	in the case of:

(i): Sub-Charters of 12 months or more; or

(ii): Sub-Charterers that are Affiliated Companies of the Charterer,

such Sub-Charterer undertakes that its rights as sub-charterer are subject and subordinate in all respects to the rights of the Finance Parties under this Consent."

5.5	TGPL's notice details for the purposes of Clause 60 of the Charter are as follows:

Total Gas & Power Limited, London, Meyrin-Geneva Branch

Route de l'Aeroport 10

1215 Geneva, Switzerland

Telephone number:	+41 (0)58 710 2200
Fax number:	+41 (0)58 710 2202
Attention:	General Counsel
Tel No:	+41 22710 1112
Email:	legalnotices.tgp@total.com

5.6	All terms and conditions of the Charter, except to the extent modified or changed by this Deed shall remain in full force and effect.

6.	General

6.1	This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed, and any party (including any authorised representative of a party) may enter into this Deed by executing a counterpart.

6.2	A person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

6.3	Each party shall, at its own expense, do and procure the doing of all things as may be required to give full effect to this Deed, including, without limitation, the execution of all deeds and documents.

7.	MISCELLANEOUS

7.1	This Deed shall be governed by and construed in accordance with English law.

7.2	The provisions of Clause 53 of the Charter ("Law and Arbitration") shall apply to this Deed as if set out in full in this Deed with any necessary modifications.

IN WITNESS of which this Deed has been executed and has been delivered as a deed on the date written above.

EXECUTED AND DELIVERED as a deed by GLOBAL LNG SAS		) )
acting by Jean-Noël Resnard, a duly authorised signatory		) )	/s/ Jean-Noël Resnard
in the presence of:		)

Witness's Signature	/s/ Danielle Lubin

Name:	Danielle Lubin
Address:	10 Avenue Augustine
92700 Colombes

EXECUTED AND DELIVERED as a deed by TOTAL GAS & POWER LIMITED, London, Meyrin - Geneva Branch.		) )
acting by Simon Binet, a director		) )	/s/ Simon Binet
in the presence of:	Anna Kirk	)	Director

Witness's Signature	/s/ Anna Kirk

Name:	Anna Kirk
Address:	10 Lewisham Road London SE13 7QR England

EXECUTED AND DELIVERED as a deed by SRV JOINT GAS LTD.		) )
acting by Parit Patani, a duly authorised signatory		) )	/s/ Parit Patani
in the presence of:		)

Witness's Signature	/s/ Hollie Pickering

Name:	Hollie Pickering Solicitor
Address:	Watson Farley & Williams LLP 15 Appold Street London EC2A 2HB

[Appendix I]

[Form of Ownership Undertaking]

[Appendix II]

[Form of Comfort Letter]

[Appendix III]

[Form of Information Sharing Letter]